TEKOIL EXTENDS MASTERS AGREEMENT; ENGAGES LEADING NEW YORK-BASED FINANCIAL INSTITUTION

FRIDAY, December 29, 2006 8:30 AM
- Prime Zone

The Woodlands, Texas December 29, 2006 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that it has extended its previously announced Purchase and Sale Agreement to acquire certain oil and gas properties in Galveston Bay, Texas (the “Masters Acquisition”) to on or before February 9, 2007, and has authorized a leading New York-based financial institution (“Lender”), on a 60 day exclusive basis, to proceed with an accelerated due diligence investigation and to seek internal Lender credit approval for a currently contemplated US$50,000,000 multiple advance, senior secured four year credit facility (the “Facility”), with initial availability of US$25,000,000 in support of this acquisition.

The Company expects that the terms for the Facility will be substantially similar to those set out in the Summary of Indicative, Non-binding Terms and Conditions (the “Term Sheet”) provided by Lender. However, the Term Sheet was based upon existing market conditions and is subject to change.

Included in the Term Sheet, among other terms, conditions and other provisions, is the Company’s agreement to issue, at Closing, Warrants to purchase 900,000 common shares of the Company at a price of $0.50 per share for 5 years. The above described authorization required the Company to advance $50,000 against Lender’s expenses and certain other customary terms. The Term Sheet also contemplates that the Facility will be conditioned upon the Company completing a minimum US$20,000,000 equity financing, with standard covenants and conditions, including satisfactory due diligence reviews and regulatory approval, and other conditions, which the potential Lender may deem appropriate.

Mr. Mark Western, Chairman of the Company stated: “While we had hoped to complete the Masters Acquisition by now, we are delighted to have agreed terms for the Masters extension, having engaged a high quality Lender. However, a definitive agreement with the Lender must be finalized and Lender due diligence completed, and these as well as other conditions under the amended Purchase and Sale Agreement for the Masters Acquisition must be satisfied in order to close”.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.